VALIC COMPANY SERIES I
SUPPLEMENTS DATED May 6, 2002 and July 16, 2002
TO PROSPECTUS dated March 15, 2002 (as revised November 1,
2000)


Prospectus Changes:

Page 7, Blue Chip Growth Fund, Investment Strategy:

The first sentence of the "Investment Strategy" section is revised to reflect that the Fund pursues long-term capital appreciation by normally investing at least 80% (rather than 65%) of assets in the common stocks of large and medium-sized blue chip growth companies.

Page 9, Capital Conservation Fund, Investment Strategy:

The first sentence of the "Investment Strategy" section is replaced in its entirety with the following:

The fund invests in investment grade bonds to seek to provide you with the highest possible total return from current income and capital gains while preserving your investment.

Page 54, Value Fund, "How VALIC is Paid for its Services":

The disclosure with respect to the Value Fund is deleted in its entirety and replaced with the following, effective January 1, 2002:

							Advisory Fee
Paid
	Fund Name                       (as a percentage of average
daily net assets)
	Value Fund                                      0.78%